Exhibit 99.1

SBT Bancorp, Inc. Reports Fourth Quarter 2017 Results

SIMSBURY, Conn.--(BUSINESS WIRE)--January 29, 2018--SBT Bancorp, Inc. (the “Company”), (OTC Pink: SBTB), holding company for The Simsbury Bank & Trust Company, Inc. (the “Bank”), today announced net income of $682 thousand or $0.50 basic and $0.50 diluted earnings per share for the quarter ended December 31, 2017, compared to net income of $604 thousand or $0.45 basic and $0.45 diluted earnings per share for the prior year’s fourth quarter. Net income for the three and twelve months ended December 31, 2017 was impacted by a net write-down of the deferred tax assets related to the Tax Cuts & Jobs Act (TCJA) in the amount of $167 thousand. Excluding the impact of the TCJA, net income would have been $849 thousand or $0.62 basic and $0.62 diluted earnings per share for the quarter ended December 31, 2017.

Total revenue increased $1.1 million, or 6.9%, in fiscal 2017 as compared to fiscal 2016, primarily due to growth in the Bank’s commercial loan portfolio. Year over year, noninterest expenses decreased $174 thousand due principally to a decrease in salaries and employee benefits of $482 thousand and occupancy expenses of $130 thousand. These were offset by an increase in professional fees of $237 thousand and equipment expenses of $94 thousand.

“We are very pleased to report improved earnings for the full year and fourth quarter of 2017. Our strategic focus on increasing the Bank’s commercial banking activities, with particular focus on family owned businesses, and aggressively managing expenses,” said Simsbury Bank President & CEO Martin J. Geitz, “resulted in a 58% increase ($862 thousand) in net income for the year ended December 31, 2017 compared to the prior year ended December 31, 2016. Deposit balances for year ended December 31, 2017 increased 10.6% ($44 million) from the prior year end of December 31, 2016.”

Key highlights for quarter ended December 31, 2017 compared to quarter ended December 31, 2016 included:

  Net income increased $78 thousand, or 12.9%. (Excluding the impact of the deferred tax asset write-down due to TCJA, net income would have increased $245 thousand.)
  Total revenue, consisting of net interest and dividend income plus noninterest income, increased $71 thousand, or 1.6%.
  Net interest and dividend income increased 2.5% to $3.8 million.
  Mortgage banking activities revenue increased 10.3% to $430 thousand.
  Provision for loan losses totaled $75 thousand, a decrease of $230 thousand compared to the quarter ended December 31, 2016. The allowance for loan losses at December 31, 2017 was 1.03% of total gross loans.
  Commercial loan balances increased $8.2 million, or 4.6%, to $186.0 million compared to December 31, 2016.
  Total deposits increased $43.6 million, or 10.6%, to $457 million, driven by increases in savings and NOW deposits of $34.4 million, and demand deposits of $9.3 million.
  Income tax expenses increased $301 thousand related to higher pre-tax earnings and a $167 thousand write-down of deferred tax assets related to the Tax Cuts and Jobs Act.

Key highlights for year ended December 31, 2017 compared to year ended December 31, 2016 included:

  Net income increased $862 thousand, or 57.8%. (Excluding the impact of the deferred tax asset impairment due to TCJA, net income would have increased $1.0 million.)
  Total revenue, consisting of net interest and dividend income plus noninterest income, increased $1.1 million, or 6.9%.
  Net interest and dividend income increased 9.0% to $14.8 million.
  Mortgage banking activities increased 12.2% , or $157 thousand, to $1.4 million.
  Provision for loan losses totaled $645 thousand, a decrease of $266 thousand compared to the year ended December 31, 2016. The allowance for loan losses at December 31, 2017 was 1.03% of total gross loans.

The Company’s allowance for loan losses at December 31, 2017 was 1.03% of total gross loans. The Company had non-accrual loans totaling $1.5 million, or 0.37%, of total loans on December 31, 2017, compared to non-accrual loans totaling $4.1 million, or 0.99%, of total loans a year ago. Total non-accrual and delinquent loans on December 31, 2017 was 0.52% of loans outstanding compared to 1.26% on December 31, 2016.

Total deposits on December 31, 2017 were $457 million, an increase of $43.6 million, or 10.6%, over a year ago. At the period end, 31% of total deposits were in non-interest bearing demand accounts, 54% were in low-cost savings, money market and NOW accounts and 15% were in time deposits.

For the quarter ended December 31, 2017, total net revenues, consisting of net interest and dividend income plus noninterest income, were $4.6 million compared to $4.5 million for the same period in 2016, an increase of $71 thousand, or 1.6%, above the prior year’s fourth quarter. Net interest and dividend income increased $92 thousand, or 2.5%, primarily driven by a $143 thousand, or 3.8%, increase in interest and fees on loans. The increase was partially offset by increased interest expense on deposits of $111 thousand. Noninterest income decreased by $21 thousand, or 2.5%, primarily due to a decrease in other income of $36 thousand and a decrease in investment services fees and commissions of $29 thousand.

For the year ended December 31, 2017, total net revenues, consisting of net interest and dividend income plus noninterest income, were $17.9 million compared to $16.7 million for the same period in 2016, an increase of $1.1 million, or 6.9%, above the prior year-to-date period. Net interest and dividend income increased $1.2 million, or 9.0%, primarily driven by a $1.8 million, or 12.9%, increase in interest and fees on loans. The increase was partially offset by decreased interest income on securities of $153 thousand and increased interest expense of $544 thousand. Noninterest income decreased by $73 thousand, or 2.3%, primarily due to a decrease in other income of $106 thousand, and a decrease in gain on sale of available-for-sale securities, net of write-downs, of $95 thousand. These were partially offset by an increase in mortgage banking activities income of $157 thousand.

The Company’s year-to-date 2017 taxable-equivalent net interest margin (taxable-equivalent net interest and dividend income divided by average earning assets) was 3.03% compared to 2.98% for the comparable 2016 period. The Company’s yield on earning assets increased 15 basis points to 3.47% and the cost of funds increased 13 basis points to 0.61%, primarily driven by the subordinated debt interest and increased FHLB borrowings interest.

Total noninterest expense for the fourth quarter 2017 was $3.4 million, a decrease of $78 thousand compared to the fourth quarter of 2016. Total noninterest expense for the year-to-date period ended December 31, 2017 was $13.9 million, a decrease of $174 thousand compared to the 2016 year-to-date period.

Capital levels for The Simsbury Bank & Trust Company on December 31, 2017 remain above the regulatory “well-capitalized” designation. Capital ratios are calculated under Basel III rules.

Capital Ratios December 31, 2017
	Simsbury Bank & Trust Company	Regulatory Standard For Well-Capitalized
Tier 1 Leverage Capital Ratio	7.79%	5.00%
Tier 1 Risk-Based Capital Ratio	10.89%	8.00%
Total Risk-Based Capital Ratio	12.03%	10.00%
Common Equity Tier 1 Risk-Based Capital Ratio	10.89%	6.50%

Simsbury Bank is an independent, community bank for consumers and businesses based in Connecticut. Simsbury Bank Home Loans is a division of Simsbury Bank serving the home financing needs of consumers throughout Southern New England. Simsbury Bank is wholly-owned by publicly traded SBT Bancorp, Inc. Its stock is traded on the OTCQX marketplace under the ticker symbol of SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

SBT Bancorp, Inc. and Subsidiary
Consolidated Balance Sheets
December 31, 2017 and December 31, 2016

(Dollars in thousands, except for share amounts)

	12/31/2017	12/31/2016
	(unaudited)
ASSETS
Cash and due from banks	$13,066	$10,976
Interest-bearing deposits with Federal Reserve Bank
and Federal Home Loan Bank	23,853	9,786
Money market mutual funds	388	95
Federal funds sold	185	150
Cash and cash equivalents	37,492	21,007

Certificates of deposit	1,250	1,250

Investments in available-for-sale securities at fair value	51,656	58,728
Federal Home Loan Bank stock, at cost	903	2,896

Loans held-for-sale	2,259	2,801

Loans outstanding	396,413	409,164
Less allowance for loan losses	4,088	3,753
Loans, net	392,325	405,411

Premises and equipment, net	1,863	1,905
Accrued interest receivable	1,402	1,301
Other real estate owned	192	-
Bank owned life insurance	9,370	9,130
Other assets	5,313	5,570
Total other assets	18,140	17,906

TOTAL ASSETS	$504,025	$509,999

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand deposits	$143,635	$134,341
Savings and NOW deposits	247,251	212,835
Time deposits	66,514	66,588
Total deposits	457,400	413,764

Securities sold under agreements to repurchase	2,449	2,694
Federal Home Loan Bank advances	2,318	54,058
Long-term subordinated debt	7,281	7,252
Other liabilities	2,358	1,944
Total liabilities	471,806	479,712

Stockholders' equity:
Common stock, no par value; authorized 2,000,000 shares;
issued and outstanding 1,373,532 shares and 1,373,118 shares, respectively, at
December 31, 2017; 1,372,394 shares and 1,371,980 shares, respectively, at December 31, 2016	19,442	19,133
Retained earnings	13,648	12,017
Treasury stock, 414 shares	(7)	(7)
Unearned compensation- restricted stock awards	(420)	(293)
Accumulated other comprehensive loss	(444)	(563)
Total stockholders' equity	32,219	30,287
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$504,025	$509,999

SBT Bancorp, Inc. and Subsidiary
Consolidated Statements of Income

(Dollars in thousands, except for share and per share amounts)

	For the three months ended		For the twelve months ended
	12/31/2017	12/31/2016	12/31/2017	12/31/2016
	(unaudited)		(unaudited)
Interest and dividend income:
Interest and fees on loans	$3,920	$3,777	$15,341	$13,591
Investment securities	308	344	1,320	1,473
Federal funds sold and overnight deposits	55	15	250	81
Total interest and dividend income	4,283	4,136	16,911	15,145

Interest expense:
Deposits	372	261	1,326	881
Repurchase agreements	2	2	7	6
Long-term subordinated debt	136	137	542	515
Federal Home Loan Bank advances	3	58	263	192
Total interest expense	513	458	2,138	1,594

Net interest and dividend income	3,770	3,678	14,773	13,551

Provision for loan losses	75	305	645	911

Net interest and dividend income after
provision for loan losses	3,695	3,373	14,128	12,640

Noninterest income:
Service charges on deposit accounts	102	101	371	379
(Loss) gain on available-for-sale securities, net of writedowns	(2)	(1)	(4)	91
Other service charges and fees	189	181	735	737
Increase in cash surrender value
of life insurance policies	60	64	240	241
Mortgage banking activities	430	390	1,445	1,288
Investment services fees and commissions	33	62	176	194
Other income	10	46	160	266
Total noninterest income	822	843	3,123	3,196

Noninterest expense:
Salaries and employee benefits	1,754	1,799	7,017	7,499
Occupancy expense	333	384	1,400	1,530
Equipment expense	139	102	514	420
Advertising and promotions	158	97	610	605
Forms and supplies	26	41	110	202
Professional fees	152	134	716	479
Directors' fees	68	56	236	216
Correspondent charges	93	86	316	314
FDIC assessment	96	126	421	349
Data processing fees	205	208	903	836
Internet banking costs	45	61	207	282
Other expenses	281	334	1,443	1,335
Total noninterest expense	3,350	3,428	13,893	14,067

Income before income taxes	1,167	788	3,358	1,769
Income tax provision	485	184	1,004	277

Net income	$682	$604	$2,354	$1,492

Net income available to common stockholders	$682	$604	$2,354	$1,492

Weighted average shares outstanding, basic	1,360,136	1,347,872	1,359,222	1,350,725
Earnings per common share, basic	$0.50	$0.45	$1.73	$1.10

Weighted average shares outstanding, assuming dilution	1,370,224	1,357,070	1,368,238	1,359,265
Earnings per common share, assuming dilution	$0.50	$0.45	$1.72	$1.10

CONTACT:
Simsbury Bank
Richard J. Sudol, 860-651-2057
SVP & CFO
860-408-4679 (fax)
rsudol@simsburybank.com